Exhibit 10.2
Certain identified information has been excluded from the exhibit because it is both (i) not material and
  (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks denote omissions.

SUPPLY AGREEMENT

This Supply Agreement (“Agreement”) is dated 02-Apr-2020 (the “Effective Date”) and is between Akebia Therapeutics, Inc., a United States corporation located at 245 First Street, Cambridge, MA 02143, United States of America (“Akebia”) and STA Pharmaceutical Hong Kong Limited, a Hong Kong corporation located at [**] (“STA”) (each, individually, a “Party,” and collectively, the “Parties”).

WHEREAS, pursuant to this Agreement, and subject to the terms and conditions and for the consideration described herein, STA shall manufacture and supply vadadustat drug substance (or “Product,” as defined below) for Akebia’s commercial purposes, and Akebia shall pay STA for such Product as described herein;

NOW THEREFORE, the Parties therefore agree as follows:

1.DEFINITIONS

1.1“Affiliate” means, with respect to either Akebia or STA, any corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control with Akebia or STA, as applicable. As used in this definition, “control” means (i) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction); and (ii) in the case of non-corporate entities, the direct or indirect power to manage, direct or cause the direction of the management and policies of the non-corporate entity or the power to elect more than fifty percent (50%) of the members of the governing body of such non-corporate entity.

1.2“Akebia Equipment” means any equipment that, to the extent agreed by the Parties, is provided by Akebia or on behalf of Akebia to STA for the purposes of the Manufacture of Product.

1.3“Akebia Improvements” means any Intellectual Property and discoveries, inventions, developments, modifications, innovations, updates, enhancements, improvements, writings or rights (whether or not protectable under patent, trademark, copyright or similar laws) that are conceived, discovered, invented, developed, created, made or reduced to practice during the provision of the Services by Akebia, STA, or both Parties jointly, but solely to the extent specific to any Akebia Materials, the Intermediate Compounds, the Manufacturing Process, or the Product.

1.4“Akebia IP” means Intellectual Property owned or controlled by Akebia or its Affiliates, including Akebia Improvements; provided, however, that Akebia IP does not include any STA Confidential Information, STA IP, STA Improvements, whether disclosed or developed under this Agreement, or disclosed or developed under any prior agreement between the Parties or their Affiliates, including the MSA.

1.5“Akebia Materials” means any materials provided by Akebia, or on behalf of Akebia, to STA for the purpose of providing the Services.

1.6“Akebia Release” means the completion of the Manufacturing Process performed by STA in accordance with GMP, the Quality Agreement, this Agreement, and STA’s standard operating procedures by which Akebia determines that, based upon review of the Batch Records provided by STA, a Batch of Product complies with the Warranty in Section 7.1.

1.7“Applicable Law” means all applicable laws, regulations, cGMP, securities rules and regulations, and other official guidelines and directives relevant to the Parties, the Services, and the supply, use, marketing or sale of the Product.

1.8“Batch” means a specific quantity of the Product produced during one cycle of Manufacture and intended to be of uniform character and quality as defined by and memorialized in the Batch Records.

1.9“Batch Documentation” means, for each Batch, the Certificate of Compliance and the Certificate of Analysis.

1.10“Batch Records” means the set of detailed processing instructions which STA follows or has followed to Manufacture each Batch of Product, including analytical data, equipment maintenance and deviation documentation prepared in accordance with 21 CFR 211.188.

1.11“Business Records” means all records, including reports, accounts, notes and data, of all information relating to the Services that are specific and unique to the Product, would not exist but for the Services provided under this Agreement, and are necessary for Akebia’s diligent monitoring and inspection efforts solely for compliance and regulatory requirements.

1.12“Certificate of Analysis” means a document signed by an authorized representative of STA, describing testing methods applied to the Product and the results of the testing.

1.13“Certificate of Compliance” means a document signed by an authorized representative of STA, certifying that a particular Batch was Manufactured in accordance with cGMP, Applicable Laws and the Specifications.

1.14“cGMP” means current good manufacturing practices and regulations applicable to the Manufacture of Product that are promulgated by any regulatory authority and which may be in effect from time to time and applicable to the Services.

1.15“Confidential Information” of a Party (the “Disclosing Party”) means any and all non-public scientific, technical, financial or business information, or data or trade secrets in whatever form (written, oral or visual) that is furnished or otherwise made known directly or indirectly by one Party (the “Discloser”) to the other (the “Recipient”) pursuant to the terms of this Agreement or otherwise in connection with this Agreement, whether marked confidential or reasonably believed to be confidential. The Confidential Information of both Parties includes the any pricing information, information on forecasting volume or commitment relevant to this Agreement, as well as the nature of any dispute and the outcome of any proceedings arising out of or in connection with this Agreement, to the extent allowed by Applicable Law.

1.16“Force Majeure” means an event caused by facts or circumstances [**], such as strikes, riots, disease or medical epidemics or outbreaks, wars, acts of terrorism, fire, natural disasters, or other acts of God.

1.17[**].

1.18“Intellectual Property” means trademarks, trade names, service marks, domain names, copyrights and copyright applications, registrations, schematics, industrial models, inventions (whether patentable or unpatentable), know-how, methods, techniques, data, documentation, regulatory submissions, specifications, trade secrets, computer software programs, patents and patent applications, and other intangible proprietary information.

1.19“Intermediate Compounds” means [**], intermediates which are used in the Manufacturing Process of the Product.

1.20“Latent Defect” means defects that are not readily discoverable by Akebia based on Akebia’s quality control measures as described in the Quality Agreement.

1.21“Manufacture”, “Manufacturing” and “Manufactured” means the activities performed under this Agreement that relate to the production of the Product, including purchasing Raw Materials, subcontracting or performing services, manufacturing, processing, formulating, quality control testing, quality assurance, cleaning, maintenance, storage and other Facility-related activities, labeling, packaging, handling and shipping.

1.22“Manufacturing Process” means the processes used in the Manufacture of the Product, including the use of the Raw Materials and the Intermediate Compounds to create the Product.

1.23“Minimum Order Quantity” means the minimum amount of Product that Akebia may include in any Purchase Order provided under this Agreement. For purposes of this Agreement, the Minimum Order Quantity is listed in Exhibit A.

1.24“MSA” means the Master Services Agreement entered into by the Parties [**] and, any of the Statements of Work thereunder.

1.25“Nonconforming” and “Nonconformity,” means that a Batch of Product does not comply with the Warranty in Section 7.1.

1.26“Person or Entity” means any individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization.

1.27“Product” means the active pharmaceutical ingredient known as vadadustat.

1.28“Product Price” means the price at which Akebia will purchase the Product from STA, as described in Exhibit A.

1.29“Purchase Order” means a binding purchase order for the volume of Product requested for an upcoming period of time, issued in Akebia’s standard format.

1.30“Purchase Order Lead Time” means the required time between the date that a Purchase Order is provided by Akebia to STA, and the first delivery date for Product in such Purchase Order. For purposes of this Agreement, the Purchase Order Lead Time is listed in Exhibit A.

1.31“Raw Materials” means the chemical entities required to synthesize the Intermediate Compounds and produce the Product through performance of the Manufacturing Process [**].

1.32“Related Persons or Related Entities” means, as to a Party, its Affiliates and subcontractors, and its and its Affiliates’ and Subcontractors’ directors, officers, consultants, advisors, employees, contractors and agents.

1.33“Reprocess” and “Reprocessing” means introducing Product back into the Manufacturing Process in order to correct a Nonconformity. Reprocessing under this Agreement can only take place at Akebia’s option and direction, and only if such Reprocessing has been approved by the applicable regulatory authority governing such Product’s Manufacture.

1.34“Services” means Manufacturing and all other activities to be performed by STA under this Agreement.

1.35“Shortfall” means [**] in a Purchase Order.

1.36“Specifications” means the specifications of the Product and Raw Materials, along with the set of analytical test methods and acceptance criteria applicable thereto, as set forth in the Quality Agreement, as such Specifications may be amended in accordance with this Agreement and the change control procedures in the Quality Agreement.

1.37“STA Disposition” means the action by which STA Personnel, having the necessary qualifications, experience and authority to (i) oversee quality assurance of the Manufacture, and (ii) review and determine the suitability of individual Batches for Release under Applicable Law, have (a) conducted analyses of a Batch of Product using the analytical methods agreed to in the Quality Agreement, (b) executed the Certificate of Analysis applicable to the Product and such other Batch documentation that may be requested by Akebia, and (c) completed any other certifications or documents and other activities that may be required to release the Product under Applicable Law, the Quality Agreement, and cGMP, and otherwise complies with the Warranty.

1.38“STA Improvements” means any Intellectual Property and discoveries, inventions, developments, modifications, innovations, updates, enhancements, improvements, writings or rights (whether or not protectable under patent, trademark, copyright or similar laws) that are conceived, discovered, invented, developed, created, made or reduced to practice by or on behalf of STA in connection with the performance of Services under this Agreement, that have general applications, but are not related to the Product nor derived from Akebia Confidential information, and are otherwise distinct from Akebia Materials, the Intermediate Compounds, the Manufacturing Process, Akebia IP and Akebia Improvements.

1.39“STA IP” means Intellectual Property owned or controlled by STA or its Affiliates, including STA Improvements; provided, however, that STA IP does not include any Akebia Confidential Information, Akebia Improvements or Akebia IP, whether disclosed or developed under this Agreement or disclosed or developed under any prior agreement between the Parties or their Affiliates, including the MSA.

1.40“STA Personnel” means [**]. The involvement of Affiliates of STA in providing the Services shall [**]. Before providing Services, all STA Personnel must be subject to binding commitments with STA under which they have confidentiality and Intellectual Property assignment obligations with regard to Akebia’s Confidential Information (as defined below) that are consistent with the terms of this Agreement.

1.41“Term” means the term of this Agreement, which commences on the Effective Date.

1.42“Third Party” means any Person other than Akebia, STA or their respective Affiliates.

2.SERVICES

2.1General. STA will [**] perform the Services and deliver Product as directed by Purchase Orders issued by Akebia and accepted by STA, in accordance with the terms and conditions of this Agreement and exercising [**].

STA will perform all Services at its facilities, providing all staff necessary to perform the Services in accordance with the terms of this Agreement, and shall hold as appropriate at the facilities all equipment and other items used in the Services. STA will not [**].

2.2Inspections. To the extent permitted by Applicable Law, STA will permit Akebia to [**] by any regulatory authority (if and to the extent it specifically relates to any Product). STA will give as much advance notice as reasonably practicable to Akebia of any such visit or inspection. Unless prohibited by Applicable Law, STA will [**]. STA will [**] with any regulatory authority relating to the Services.

2.1Affiliates. STA [**] STA.

3.PLANNING AND FORECASTS

3.1Forecasts. Beginning [**] after the first full calendar quarter after the Effective Date, and no more than [**] after each calendar quarter during the Term of this Agreement, Akebia shall provide to STA a [**] month [**] written estimate (the “Rolling Forecast”) of the quantities of the Product Akebia expects to order from STA. Akebia shall update the Rolling Forecast on a quarterly basis.

3.2Throughout the Term, in accordance with the Minimum Order Quantity and Purchase Order Lead Time, Akebia shall submit to STA a Purchase Order to facilitate payment to STA which shall be consistent with the Rolling Forecast. Upon provision of a Purchase Order by Akebia to STA, STA shall provide acceptance of such Purchase Order within [**] upon receipt of the same. Failure by STA to provide notice of any acceptance or rejection of any such Purchase Order will be considered acceptance of the Purchase Order. STA agrees that it shall not unreasonably fail to accept any Purchase Order provided by Akebia. Should Akebia issue a Purchase Order [**]. If there is a contradiction between a provision of this Agreement and a Purchase Order, then the provision in this Agreement will take precedence.

3.3Events of a regulatory nature that prevent Akebia from launching or marketing any product containing the Product in a market (e.g. delay in or withdrawal of market approvals from regulatory agencies, etc.) which then prevents or delays Akebia from purchasing an amount of Product corresponding to an accepted Purchase Order, shall [**] the Parties.

4.PRICE AND PAYMENT

4.1Product Price. The Product Price, Purchase Order Lead Time, and Minimum Order Quantity under this Agreement are detailed in Exhibit A.

4.2Expenses. Akebia shall reimburse STA for [**], or otherwise described in this Agreement, including Sections 8.1, 8.3, 10.1(b), 12.3, 15 and Exhibit A.

4.3Invoices and Payment. Unless the applicable Purchase Order provides otherwise:

(a)STA shall invoice Akebia for each delivery of Product upon Akebia Release of such Product. The invoice shall be sent to:

[**]

(b)Akebia shall pay each invoice in full within [**] of receipt, unless a dispute arises related to such an invoice’s accuracy, or the Parties otherwise agree in writing to change the amount invoiced. To the extent that Akebia is required to withhold any taxes from such payment, Akebia shall notify STA promptly before such withholding takes place. Payment must be made without deduction of any nature, unless otherwise agreed by the Parties in writing, or unless Akebia reasonably disputes the accuracy of an invoice in accordance with Section 4.3(b) below. The amount payable is exclusive of, and Akebia shall pay, any applicable taxes (other than taxes on STA’s income) and other reasonable fees of any nature properly imposed by or under the authority of any applicable government authority. Payment will be in USD by wire transfer (unless another method is agreed by the Parties) to:

Name	[**]
Address	[**]
Account	[**]
Currency	[**]
Bank	[**]
SWIFT	[**]
Bank Address	[**]
(c)In the instance where the accuracy of an invoice is reasonably disputed by Akebia, the Parties shall work together in good faith to resolve the dispute; provided, however, that Akebia shall pay any undisputed portion of such invoice, if applicable, in accordance with Section 4.3 (b). If such a dispute is not resolved within [**], the Parties shall follow the provisions set forth in Section 16.7, hereof.

4.4Late Payments. In the event that Akebia (a) fails to make payment of an undisputed invoice received from STA in the timeframe described in Section 4.3(b) above, and (b) such invoice, or portion of such invoice, is not in dispute as described in Section 4.3(c) above, (a “Late Payment”), interest of [**] will be accrued [**] of the overdue payment as of the date of the Late Payment. If the Late Payment is not rectified within [**], then [**].

4.5Percent [**] Minimum Purchase. During the Term of this Agreement, Akebia shall, upon regulatory approval to market a drug product containing the Product [**] and each year while this Agreement is in effect, unless otherwise agreed by the Parties, order from STA not less than [**] of its [**] for the Product. Any such percent [**] shall only consist of [**], a product containing the Product by the appropriate regulatory entities.

Beginning the calendar year following [**], Akebia shall provide to STA a summary of its [**] for the Product (“[**] Data”). [**] Data shall be based on Akebia and its’ Affiliates’ [**]. Akebia shall provide [**] Data to STA no later than [**].

5.MANUFACTURING COMPLIANCE

5.1Specifications and Manufacturing Process. STA shall Manufacture each Product in accordance with the Specifications. Akebia may modify the Specifications and Manufacturing Process; provided, however, that [**]. In such event, [**].

5.2Licenses and Permits. STA shall ensure that all relevant governmental licenses and permits relating to Manufacturing are obtained and maintained.

5.3Quality Agreement. This Agreement may incorporate the quality assurance requirements of a quality agreement executed separately between the Parties (the “Quality Agreement”). If there is a contradiction between a requirement of the Quality Agreement and a provision of this Agreement or a Purchase Order with respect to GMP quality-related issues, then the requirement of the Quality Agreement will take precedence; otherwise this Agreement shall govern.

5.4Regulatory Assistance. STA shall, upon Akebia’s request, provide Akebia with all supporting data and information relating to Manufacturing that is reasonably necessary for obtaining and maintaining regulatory approvals relating to the Product. Prior to providing any such data and information, [**].

5.5On-Site Monitoring. Representatives of Akebia may, upon [**], visit the manufacturing facility where the Services are performed (the “Facility”) and consult during such visits with appropriate STA Personnel in order to monitor the Services (a “Monitoring Visit”). STA will allow Akebia employees to observe the Manufacturing of the Product by STA at the Facility, and review Batch Records pertaining to Services and inspect the Facilities used by STA to render Services.

(a)Routine Monitoring Visits. [**], or as required by regulatory authorities, a Monitoring Visit shall not take place more than [**].

(b)[**] Audits. Notwithstanding the foregoing, Akebia shall also have the right to conduct (or to cause STA to allow Akebia’s Affiliates or Akebia’s licensees or sublicensees to conduct) audits [**] (a “[**] Audit”). During a [**] Audit, STA will allow Akebia employees to observe the Manufacturing of the Product by STA at the Facility, review Batch Records and Business Records pertaining to Services, and to inspect the Facilities used by STA to render Services. Akebia shall notify STA in writing in advance of any [**] Audit, and thereafter, the Parties shall mutually agree on the timing of the [**] Audit, [**].

(c)Access. The Akebia representatives will be bound by rules applicable to the Facility and may, at the reasonable discretion of STA, be given limited access to only certain areas within the Facility that are related to the Services provided under this Agreement [**].

5.6Safety. Akebia shall provide such information as may be required by STA or Applicable Law concerning the stability, storage and safety requirements of the Product and any isolated or potentially isolated Intermediate Compounds or Raw Materials. This information includes an MSDS and any other information known to Akebia relating to hazards associated with these compounds or the wastes generated during their preparation.

5.7Safety Stock. STA shall store [**] an extra amount of Product, located at STA’s Facility, as a measure to ensure delivery of ordered Product (hereinafter, “Safety Stock”). All Safety Stock shall be packaged and stored in accordance with the instructions of Akebia. Upon its Manufacture, the Product being retained for Safety Stock will [**] Product in accordance with a Purchase Order.

Safety Stock shall be maintained by STA in quantities equal to, at any given time, [**] of the amounts forecasted for the following [**], but in any event no less than [**], until [**]. Prior to [**]. Upon expiration or termination of the Agreement, and contingent upon [**] held by STA.

6.QUALITY RELEASE AND DELIVERY

6.1STA Disposition. Product may not be delivered to Akebia until STA Disposition occurs. STA shall provide Akebia supporting Batch Documentation as it is completed throughout a Manufacturing campaign. Upon Akebia’s request, STA will also deliver to Akebia all raw data and other Batch Records in the possession or under the control of STA relating to the Manufacture of each Batch of Product.

6.2Akebia Quality Release. No delivery of Product by STA will occur without prior Akebia Release. Akebia’s certificate of lot disposition must be received by STA prior to delivery of Product. For such purpose, Akebia’s quality department will review the documentation provided by STA for any Batch of Product and will provide STA with the certificate of lot disposition or, otherwise, with its justified objections to issuing the certificate of lot disposition in accordance with the Quality Agreement.

6.3Sample Retention. STA will retain samples of Product Manufactured under this Agreement for such period and in such quantities as may be required by cGMP or any Applicable Law.

6.4Storage. Prior to delivery, all Product at the Facility will be stored in a clean, secured, segregated area. Except for Safety Stock, for any Product that has been stored for more than [**] after Akebia Release STA will charge Akebia storage fees at a [**] unless different rates are otherwise agreed by the Parties.

6.5Delivery Parameters. STA shall deliver the Product on the date agreed by the Parties in the corresponding Purchase Order in accordance with the Purchase Order Lead Time. If, [**], a delivery of Product is subject to a Shortfall, the Parties will discuss appropriate steps to alleviate such a Shortfall. In such cases, STA shall [**] make up the Shortfall within a timeframe agreed by the Parties. If the Parties fail to agree on such a [**] timeline, or if STA fails, or is unable to provide Product to make up such a Shortfall within the agreed timeframe , Akebia shall have the option, [**], to [**]. If Akebia elects to [**]. Shortfalls affecting, as applicable, more than [**] in a [**] period may be considered [**]; provided, however, that such Shortfall are solely due to the acts or omissions of STA.

7.WARRANTY; NON-CONFORMING PRODUCT

7.1Warranty. STA warrants to Akebia that each unit of Product supplied under this Agreement will have been Manufactured in accordance with the highest industry standards and will comply with this Agreement, the relevant Purchase Order, the Specifications, the Quality Agreement, and Applicable Law (the “Warranty”).

7.2Product Nonconformance. Any claim of Akebia or its designees concerning Nonconforming Product shall be communicated by Akebia to STA in writing as soon as possible but, no later than:

(a) [**]
(b) [**]

Any such Nonconformity claim will need to be accompanied by a sample of the Product analyzed by Akebia, and with all relevant documentation regarding such analysis, including but not limited to the Certificate of Analysis and a report indicating the methods used by Akebia. For clarification, after the end of the above-mentioned period to claim a Nonconformity of Products, Akebia and its designees shall not be entitled to claim that the Products delivered by STA were Nonconforming Products. Also, Akebia and its designees shall not be entitled to claim that the Products delivered by STA were Nonconforming Products if Akebia, or as appropriate, its designees, fail to perform the tests, analysis, inspections and/or reviews of the Product appropriately and in a timely manner, and/or complete its related documentation required under Applicable Laws, the Quality Agreement, and/or cGMP.

Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve STA of responsibility in the case of a Latent Defect in delivered Product caused by STA’s acts or omissions during the Manufacture of such Product, unless such Latent Defect is detected by Akebia and Akebia fails to communicate it to STA within [**] after [**].

7.3Reimbursement and Refund. If, according to the terms of this Agreement and the Quality Agreement, any delivery of Product does not conform to the Warranty, then, without prejudice to any other rights which Akebia may have under this Agreement, STA shall [**].

In the event that Manufactured Product, after having been investigated using the methods detailed herein, fails to comply with the Warranty in more than [**] of Batches Manufactured in [**], Akebia’s obligations under Section 4.5 to purchase [**] of its [**] from STA shall be reduced to [**] and Akebia shall be entitled to take the necessary steps to secure its supply chain of Product as a result.

7.4Quality Disputes. If the Parties are unable to agree as to whether a Product conforms to the Warranty, [**]. The [**]. The cost of inspections and testing by the laboratory will be [**].

8.SOURCING OF RAW MATERIALS

8.1Materials. [**]. If a Raw Material is not commercially available, then Akebia may elect to [**]. Should the Parties agree to exercise the options detailed in either 8.1(a) or 8.1(b), the Product Price as detailed in Exhibit A shall be updated, upon written agreement by the Parties.

8.2[**]. If the Parties elect to exercise the option detailed in Section 8.1(a) above, [**] in a timely manner, and provide such information as may be required [**] or Applicable Law concerning the stability, storage and safety requirements. This information includes an MSDS and any other information known [**] relating to hazards associated with the [**]. STA shall ensure that the [**] will be [**] Akebia.

8.3Unused [**] and other Raw Materials. STA shall, at Akebia’s option [**], return, destroy (or otherwise dispose of) unused [**] promptly after the earlier of (a) completion of the Services for which the [**] were provided, or (b) receipt of written instructions from Akebia pertaining to their disposition. STA may dispose of other unused Raw Materials at its sole discretion.

9.RECORDS

9.1Batch Records Retention. STA shall retain all Batch Records related to the Manufacture of the Product, reasonably protected from fire, theft and destruction for [**] after Manufacture, or longer as required by Applicable Law or as otherwise necessary for regulatory or insurance purposes (the “Retention Period”). STA shall provide reasonable access to or copies of any Batch Records upon request of Akebia or as required in connection with any [**] Audits. Upon expiration of the Retention Period, the Batch Records will, at Akebia’s option, be promptly destroyed or delivered to Akebia [**]. Notwithstanding the foregoing, a copy of the Batch Records may be retained by STA as required by Applicable Law or as otherwise necessary for regulatory or insurance purposes.

9.2Business Records Retention. STA will maintain all Business Records in a secure area reasonably protected from fire, theft and destruction. Business Records will be retained by STA for at least [**] after the termination or expiration of this Agreement, or longer as required by Applicable Law. STA will, [**], allow Akebia or its designee to access (at reasonable and agreed upon times, or by sending copies to Akebia either physically or electronically, as agreed between the Parties and no more than once every calendar year) any Business Records solely for the purposes of conducting the necessary Monitoring Visits, [**] Audits, or any other business, quality or compliance inspections required of Akebia under Applicable Law, cGMP, and as reasonably requested. Review of Business Records by Akebia shall be conducted in confidential conditions and Akebia shall treat Business Records as Confidential Information as defined under this Agreement.

10.INTELLECTUAL PROPERTY

10.1Ownership

(a)Except as otherwise provided in this Agreement, STA has no rights in any Akebia IP and Akebia has no rights in STA IP.

(b)STA shall ensure that all STA Personnel vests in STA any and all rights that such person might otherwise have in any Intellectual Property created or developed in connection with the provision of the Services. Any such Intellectual Property shall be considered Akebia Improvements, as the case may be, and STA hereby assigns and shall assign all right, title and interest in such Intellectual Property to Akebia. Akebia shall, [**], have sole control of filing and prosecuting applications for, and maintenance and enforcement of, patents for Akebia Improvements. STA shall use [**] to assist Akebia to obtain, maintain and enforce any such patents. Akebia shall promptly notify STA of any patents granted for Akebia Improvements. STA is responsible for all payments to be made to STA Personnel in accordance with Applicable Law requiring remuneration for inventions.

(c)Notwithstanding the foregoing, STA Improvements are not Akebia Improvements or Akebia IP, and shall be and remain STA IP.

10.2Licenses

(a)Akebia hereby grants, and shall ensure that each applicable Affiliate will promptly grant, to STA and its Affiliates the limited right to use Akebia IP solely for the purpose of providing the Services hereunder.

(b)STA hereby grants, and shall ensure that each applicable Affiliate will promptly grant, a fully paid-up, non-exclusive, royalty-free, worldwide, irrevocable, perpetual, transferable, and sublicensable license to Akebia and its Affiliates to use STA IP necessary for the commercialization and sale of any product containing the Product.

10.3Exclusivity and Patent Challenges

(a)The Parties acknowledge that Akebia or its Affiliates shall supply secret and substantial know-how to STA for the purposes of this Agreement. In order to protect that know-how and without prejudice to STA's obligations under this Agreement during the Term, and for so long as Akebia owns or controls the Akebia IP in and to vadadustat or the Intermediate Compounds, [**].

(b)Neither STA nor any of its Affiliates shall assist any Third Party in performing any of the actions described in 10.3(a) above [**]. STA further agrees that [**], neither STA nor any of its Affiliates shall:

(i)[**]

(ii)[**]

11.REPRESENTATIONS AND WARRANTIES

11.1Proper Authority. Each Party represents and warrants that (a) it validly exists under the laws of the jurisdiction in which it was organized, (b) it has the full power, right and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, (c) this Agreement constitutes a legal, valid and binding agreement enforceable against it, and (d) its performance under this Agreement will not conflict with any obligations it may have to any other person.

11.2Infringement. Each Party represents and warrants that, to the best of its knowledge, the Services will not infringe the Intellectual Property rights of any Third Party.

11.3Debarment. STA represents and warrants that neither it nor any STA Personnel have been debarred, or, to the best of its knowledge, are under consideration for debarment by the United States Food and Drug Administration from working in or providing services to any pharmaceutical or biotechnology company pursuant to the Generic Drug Enforcement Act of 1992 or any other governmental authority pursuant to analogous laws.

11.4Compliance with Law. Each Party represents and warrants that (a) neither it nor any of its Affiliates violated any Applicable Law in connection with actions leading up to entry into this Agreement, and (b) it shall, and shall ensure that each applicable Affiliate shall, comply with all Applicable Law in connection with performance of this Agreement. Each Party shall immediately notify the other Party upon becoming aware of a breach of this Section 11.4. Material breach of this Section 11.4 with respect to the U.S. Foreign Corrupt Practices Act or any other anti-bribery law will be deemed an incurable material breach of this Agreement.

12.INDEMNIFICATION; LIMITATIONS ON LIABILITY; INSURANCE

12.1Third Party Claims. Each Party shall defend, indemnify and hold the other Party and its Related Persons harmless from and against any and all liabilities and damages (including reasonable attorneys’ fees) (“Losses”) resulting from any Third Party claims, demands, suits or proceedings (“Claims”) to the extent arising out of or relating to (a) in the case that STA is the indemnifying Party, its performance of the Services, (b) in the case that Akebia is the indemnifying Party, its use of the Product, Akebia IP or other deliverables of the Services, (c) a [**] of this Agreement by the indemnifying Party, (d) a [**] of Applicable Law by the indemnifying Party or any of its Related Persons, or (e) the [**] of the indemnifying Party or any of its Related Persons during the course of activities carried out in connection with this Agreement. The indemnification obligations set forth in this Section 12.1 do not apply to the extent that the Loss arises in whole or in part from the [**] of, or [**] of this Agreement by, the indemnified Party or any of its Related Persons.

12.2Intellectual Property Claims. Akebia shall defend, indemnify and hold STA and its Related Persons harmless from and against Losses resulting from Claims arising out of any infringement of any Third Party’s Intellectual Property rights with respect to Akebia’s use of (a) the Product, (b) Akebia Materials, (c) Akebia IP or (d) the Manufacturing Process, except for those Claims that are solely based on STA IP with respect to the Manufacturing of the Product. STA shall defend, indemnify and hold Akebia and its Related Persons harmless from and against Losses resulting from Claims arising out of or related to infringement of any Third Party’s Intellectual Property rights in connection with the Services and that are solely based on STA IP with respect to the Manufacturing of the Product.

12.3Defense. Each Party shall notify the other Party promptly upon learning of a Claim that is subject to indemnification pursuant to Section 12.1 or 12.2. The indemnifying Party may control, [**] the defense of the Claim in good faith [**]. The indemnified Party shall [**] to cooperate in the defense and [**]. No compromise or settlement of any Claim may be made by the indemnifying Party without the indemnified Party’s written consent.

12.4Limitations on Liability

(a)EXCEPT FOR LOSSES ARISING FROM A [**] OF ITS CONFIDENTIALITY OBLIGATIONS AS DESCRIBED IN THIS AGREEMENT, [**] OF APPLICABLE LAW, OR FROM A PARTY’S [**], NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR LOSSES THAT RESULT FROM ANY SPECIAL, CONSEQUENTIAL, OR INDIRECT DAMAGES SUFFERED BY THE OTHER PARTY UNDER THIS AGREEMENT.

(b)EXCEPT FOR LOSSES ARISING FROM A PARTY’S [**] OF ITS CONFIDENTIALITY OBLIGATIONS AS DESCRIBED IN THIS AGREEMENT, [**] OF APPLICABLE LAW, THEIR OBLIGATIONS OF INDEMNIFICATION [**], OR FROM A PARTY’S [**], THE PARTIES’ [**] LIABILITY TO EACH OTHER UNDER THIS AGREEMENT [**].

12.5Insurance. Each Party shall maintain insurance coverage with a financially sound and reputable insurer against loss from such risks and in such amounts as are standard for the industry, and sufficient to support its obligations under this Agreement. Each Party shall provide a copy of the applicable insurance policy if requested by the other Party.

13.CONFIDENTIALITY AND PUBLICITY

13.1Confidentiality. During the term of this Agreement and for a period of [**] thereafter (and in the case of trade secrets, [**], Recipient agrees to (a) hold in confidence all Discloser’s Confidential Information, and not disclose Discloser’s Confidential Information, except as expressly provided in Section 13.2 below, without the prior written consent of Discloser; (b) use Discloser’s Confidential Information solely to carry out Recipient’s rights or obligations under this Agreement; (c) treat Discloser’s Confidential Information with the same degree of care Recipient uses to protect Recipient’s own confidential information but in no event with less than a reasonable degree of care; and (d) reproduce Discloser’s Confidential Information solely to the extent necessary to carry out Recipient’s rights or obligations under this Agreement, with all such reproductions being considered Discloser’s Confidential Information.

13.2Permitted Disclosures.

(a)Recipient may provide Discloser’s Confidential Information solely to its employees or contractors (but if Recipient is STA, then solely to STA Personnel) on a need-to-know basis and solely as necessary to carry out Recipient’s rights or obligations under this Agreement; provided, that Recipient remains liable for the compliance of such employees or contractors (or if STA is Recipient, the compliance of such STA Personnel) with the terms of this Agreement.

(b)Either Party may disclose Confidential Information under this Agreement to any one or more Third Parties in connection with diligence activities conducted in anticipation of a possible sale, merger, reorganization, or financing of the Party or a business unit of the Party to which this Agreement relates, so long as such other Third Parties are bound by confidentiality obligations substantially similar to those set forth in this Agreement

(c)If Recipient is required by a governmental authority or by order of a court of competent jurisdiction to disclose any of Discloser’s Confidential Information, to the extent legally permissible, Recipient will give Discloser prompt written notice of such requirement or order and Recipient will take all reasonable and lawful actions to avoid or minimize the degree of such disclosure. Recipient will cooperate reasonably with Discloser in any efforts to seek a protective order.

13.3Return of Confidential Information. Upon termination of this Agreement, and if requested in writing by the Discloser within [**] thereafter, the Recipient shall cause all Confidential Information to be promptly destroyed or returned to the Discloser; provided, however, that (a) the Recipient may retain a single secure copy of any Confidential Information for legal archival purposes and (b) electronic back-up files that have been created by routine archiving and back-up procedures need not be deleted.

13.4Exceptions. Recipient’s obligations of non-disclosure and non-use under this Agreement will not apply to any portion of Discloser’s Confidential Information that Recipient can demonstrate, by competent proof:

(a)is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of Recipient;

(b)is in Recipient’s or its Affiliates’ possession at the time of disclosure other than as a result of Recipient's or a Third Party’s breach of any legal obligation;

(c)becomes known to Recipient or its Affiliates’ on a non-confidential basis through disclosure by sources other than Discloser having the legal right to disclose such Confidential Information; or

(d)is independently developed by Recipient or its Affiliates without reference to or reliance upon Discloser’s Confidential Information.

13.5Public Announcements. Neither Party shall issue any public announcement, press release, or other public disclosure of this Agreement, regarding this Agreement, or its subject matter, without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the discloser’s counsel, required by Applicable Law or the rules or common practices of a stock exchange on which the securities of the discloser are listed. Both Parties agree that each of them may disclose that Akebia has engaged STA as a manufacturer for the Product.

13.6Non-Disclosure Measures. STA and its Affiliates may have in the past provided, and may currently or in the future provide, services to other customers that are similar to the Services. STA is absolutely committed to protecting its customers’ Intellectual Property, and shall not use the Intellectual Property of a customer for the benefit of any person other than such customer.

13.7Publicity. Each Party shall not, and shall ensure that its Related Persons shall not, use the name, symbols or marks of the other Party or any of its Affiliates in any advertising or publicity material or make any form of representation or statement that would constitute an express or implied endorsement by the other Party or any of its Affiliates of any commercial product or service without the other Party’s or Affiliate’s prior written consent.

14.TERM AND TERMINATION

14.1Term. Subject to Section 14.2, the Term of this Agreement shall be four (4) calendar years. Notwithstanding any termination as described in Sections 14.2, 14.3, 14.4 or 14.5, it is the intent of the Parties that any renewal or extension of the Term will be agreed to in writing between the Parties, no later than eighteen (18) calendar months prior to its expiration.

14.2Termination at Will. Akebia will have the right, in its sole discretion, to terminate this Agreement for any reason, upon one hundred and eighty (180) calendar days prior written notice to STA.

14.3Termination by Akebia for Cause. Akebia may terminate this Agreement or any Purchase Orders if STA fails to cure a material breach of this Agreement by STA within [**] after receiving written notice from Akebia of such breach. Further, Akebia may terminate this Agreement or any Purchase Orders with immediate effect at any time upon written notice to STA in the event of a material breach of this Agreement by STA which cannot be cured.

14.4Termination by STA for Cause. STA may terminate this Agreement or any Purchase Orders if Akebia fails to cure a material breach of this Agreement by Akebia within [**] after receiving written notice from STA of such breach. Further, STA may terminate this Agreement or any Purchase Orders with immediate effect, at any time upon written notice to Akebia in the event of a material breach of this Agreement by Akebia which cannot be cured.

14.5Termination due to Product Discontinuation. If Akebia finally and definitely ceases or decides not to pursue the regulatory approval of any product containing the Product in any market, Akebia shall be entitled to terminate this Agreement with immediate effect.

14.6Effect of Termination or Expiration. Upon termination or expiration of this Agreement, neither STA nor Akebia will have any further obligations under this Agreement, provided that such termination or expiration shall be without prejudice to any rights that have accrued to the benefit of a Party prior to such expiration or termination, and further provided that:

(a)Akebia will promptly pay to STA: (i) the Product Price of any existing inventories of Product held by STA that are subject to a Purchase Order in effect at the time of such expiration or termination; (ii) the Product Price of any Safety Stock of Product in STA’s possession at the time of such termination. Payment by Akebia under Sections 14.6(a)(i) and 14.6(a)(ii) shall be contingent upon Akebia Release of any such Product, which Akebia Release shall not be unreasonably withheld.

(b)Except in the event of termination of the Agreement by Akebia in accordance with Section 14.3. above, Akebia will promptly pay to STA (i) the cost of any [**], acting diligently in the ordinary course of business in order to perform the Services in accordance with an open Purchase Order provided by Akebia, and have not yet begun such Manufacture at the time of such expiration or termination, and (ii) any other non-cancellable obligations incurred in connection with the Services, to the extent that such obligations directly relate to an open Purchase Order provided by Akebia. At Akebia’s option, and with prior written notice to STA, STA will deliver or destroy all Product and Raw Materials as directed by Akebia. Delivery shall be [**], and destruction shall be at Akebia’s cost.

(c)each Recipient will promptly return to the Discloser or destroy all of Discloser’s Confidential Information (including all copies) provided to Recipient under this Agreement pursuant to Section 13.3.

14.7[**]. If this Agreement is terminated by STA pursuant to Section 14.4, then STA may charge Akebia for [**]. STA hereby agrees that [**].

15.SHIPPING

15.1All materials, as the case may be, to be provided by STA to Akebia will be delivered [**], including Product, returned Akebia Materials, Raw Materials, returned Batch Records and returned Confidential Information. For the avoidance of doubt, [**].

15.2All materials to be provided by Akebia to STA will be delivered [**], including Akebia Materials. For the avoidance of doubt, [**].

16.MISCELLANEOUS

16.1Force Majeure. Except as otherwise expressly set forth in this Agreement, neither Party will be deemed to have breached this Agreement for failure or delay in fulfilling or performing any obligation under this Agreement when such failure or delay is caused by or results from Force Majeure. The Party affected by any Force Majeure will promptly notify the other Party, explaining the nature, details and expected duration thereof. Such Party will also notify the other Party from time to time as to when the affected Party reasonably expects to resume performance in whole or in part of its obligations under this Agreement, and notify the other Party of the cessation of any such event. A Party affected by Force Majeure will [**] remedy, remove or mitigate such event and the effects thereof with all reasonable dispatch. Upon termination of the Force Majeure, the performance of any suspended obligation or duty will promptly recommence. In the event that the affected Party's failure or delay remains uncured for a period of [**], the other Party may thereafter terminate this Agreement immediately upon written notice.

16.2Assignment. This Agreement may not be assigned by a Party without the prior written consent of the other Party. Any purported assignment in violation of this Section 16.2 is void.

[**]

16.3Notices. All notices, requests, demands and other communications required under this Agreement must be in writing and will be deemed to have been given or made and sufficient in all respects when delivered by reputable international courier to the following addresses:

To Akebia: AKEBIA THERAPEUTICS, INC. 245 First Street Cambridge, MA 02142 Attention: [**] cc: [**] email: [**]
To STA: STA Pharmaceutical Hong Kong Limited [**]	With a copy to: [**]
16.4Independent Contractor. The Parties are independent contractors, and nothing contained in this Agreement may be deemed or construed to create a partnership, joint venture, employment, franchise, agency, fiduciary or other relationship between the Parties.

16.5Non-Solicitation. During the Term of this Agreement [**], neither Party shall solicit (or authorize or assist in the taking of any such actions by any Third Party) any employee of the other, or any of its Affiliates, who is involved in the performance of this Agreement to leave his or her employment with the other Party.

16.6Governing Law. The laws of the [**], without giving effect to principles of conflict of laws, govern all matters relating to this agreement.

16.7Disputes. The Parties shall engage in good faith consultation to resolve any dispute arising out of or in connection with this Agreement. Such consultation will begin immediately after one Party has delivered to the other Party a request for consultation. If the dispute cannot be resolved within [**] following the date on which the request for consultation is delivered, then the Parties [**].

16.8Entire Agreement; Non-Reliance. This Agreement contains the entire agreement between the Parties with respect to the subject matter of this Agreement, and constitutes the entire agreement between the Parties with respect to the specific subject matter of this Agreement and all prior agreements, oral or written, with respect to such subject matter are superseded, provided, however, that the provisions of such agreements intended to survive following expiration or termination shall survive in accordance with their terms. For the avoidance of doubt, prior confidentiality obligations are superseded to the extent that they cover Confidential Information. Each Party disclaims that it is relying on any representations or warranties other than those set forth or referenced in this Agreement. If there is any conflict, discrepancy or inconsistency between the terms of this Agreement and any Purchase Order, the terms of this Agreement will control.

16.9Amendment. No modification or waiver of any Term of this Agreement or any other form of amendment to this Agreement will be binding unless made expressly in writing and signed by both Parties.

16.10No Third Party Beneficiaries. The provisions of this Agreement are for the sole benefit of the Parties.

16.11Waiver. The waiver by either Party of any breach of any term of this Agreement will not constitute a waiver of any other breach of the same or any other term. Failure or delay on the part of either Party to fully exercise any right under this Agreement will not constitute a waiver or otherwise affect in any way the same or any other right.

16.12Severability. If any provision in this Agreement is held to be invalid, illegal or unenforceable in any respect, then (a) the provision will be replaced by a valid and enforceable provision that achieves as far as possible the intention of the Parties and (b) all other provisions of this Agreement will remain in full force and effect as if the original Agreement had been executed without the invalidated, illegal or unenforceable provision.

16.13Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together constitute one and the same instrument. Executed counterparts may be exchanged by facsimile or e-mail in PDF or similar electronic format, or electronic signature using recognized programs such as Adobe Sign or DocuSign.

[Signature page follows]

Thus, this Agreement was executed on the Effective Date.

STA PHARMACEUTICAL KONG KONG LIMITED	AKEBIA THERAPEUTICS, INC.
By: /s/ Xiaoyong Fu Name: Xiaoyong Fu Title: SVP, API Development & Commercialization	By: /s/ Jason Amello Name: Jason Amello Title: SVP, Chief Financial Officer
AKEBIA THERAPEUTICS, INC. By: /s/ John Butler Name: John Butler Title: CEO